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Freeport-McMoRan Copper & Gold Inc. Reports
First-Quarter 2010 Results

▪	Net income attributable to common stock for first-quarter 2010 was $897 million, $2.00 per share, compared with net income of $43 million, $0.11 per share, for first-quarter 2009.

▪
Consolidated sales from mines for first-quarter 2010 totaled 960 million pounds of copper, 478 thousand ounces of gold and 17 million pounds of molybdenum, compared with 1.0 billion pounds of copper, 545 thousand ounces of gold and 10 million pounds of molybdenum for first-quarter 2009.

▪
Consolidated sales from mines for the year 2010 are expected to approximate 3.8 billion pounds of copper, 1.8 million ounces of gold and 62 million pounds of molybdenum, including 830 million pounds of copper, 270 thousand ounces of gold and 15 million pounds of molybdenum for second-quarter 2010.  Consolidated sales in the second half of 2010 are expected to be higher than the first half because of mine sequencing at the Grasberg mine.

▪
Consolidated unit net cash costs (net of by-product credits and excluding Tenke Fungurume) averaged $0.81 per pound for first-quarter 2010, compared with $0.66 per pound for first-quarter 2009.  Assuming average prices of $1,100 per ounce for gold and $15 per pound for molybdenum for the remainder of 2010, consolidated unit net cash costs (net of by-product credits and excluding Tenke Fungurume) are estimated to average approximately $0.88 per pound for the year 2010.  Quarterly unit net cash costs will vary with fluctuations in sales volumes.

▪
Operating cash flows totaled $1.8 billion for first-quarter 2010.  Using estimated sales volumes and assuming average prices of $3.50 per pound for copper, $1,100 per ounce for gold and $15 per pound for molybdenum for the remainder of 2010, operating cash flows for the year 2010 are estimated to exceed $6 billion, net of $0.3 billion in working capital requirements.

▪
Capital expenditures totaled $231 million for first-quarter 2010.  FCX currently expects capital expenditures to approximate $1.7 billion for the year 2010, including $0.9 billion for sustaining capital and $0.8 billion for major projects.  A number of studies are ongoing, which may result in increased capital spending programs.

▪
At March 31, 2010, total debt approximated $6.1 billion and consolidated cash approximated $3.8 billion.  After taking into account the April 1st redemption of $1.0 billion in Senior Floating Rate Notes due 2015, total debt approximated $5.1 billion and consolidated cash approximated $2.7 billion.  From January 1 through April 20, 2010, FCX repaid $1.3 billion in debt.

▪
FCX’s Board of Directors authorized an increase in the common stock dividend from an annual rate of $0.60 per share to $1.20 per share ($0.30 per share quarterly).  The first quarterly dividend of $0.30 per share is expected to be paid on August 1, 2010.

PHOENIX, AZ, April 21, 2010 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported first-quarter 2010 net income attributable to common stock of $897 million, $2.00 per share, compared with net income of $43 million, $0.11 per share, for the first quarter of 2009.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, “Our first-quarter results reflect continued strong performance at our operations around the world and improved pricing for our products – copper, gold and molybdenum.  Our strong cash flow generation and positive outlook for our business are allowing us to resume our focus on investments in our assets which will enable us to develop new projects and enhance our long-term operating performance.  We have continued to strengthen our balance sheet during one of the most volatile financial periods in history – bringing our debt net of cash to $2.3 billion.  We are pleased that our Board has authorized an increase in our common stock dividend and look forward to a bright future as we work to deliver value to shareholders.”

SUMMARY FINANCIAL AND OPERATING DATA

	First Quarter
	2010		2009
Financial Data (in millions, except per share amounts)
Revenuesa	$4,363		$2,602
Operating income	$2,048		$672
Net income	$1,215		$207
Net income attributable to common stockb	$897	c	$43	d
Diluted net income per share of common stock	$2.00	c	$0.11	d
Diluted weighted-average common shares outstanding	473	e	401
Operating cash flowsf	$1,818		$(258)
Capital expenditures	$231		$519

FCX Operating Data
Copper (millions of recoverable pounds)
Production	929		1,041
Sales, excluding purchased metal	960		1,020
Average realized price per pound	$3.42		$1.72
Site production and delivery unit costs per poundg	$1.35		$1.07
Unit net cash costs per poundg	$0.81		$0.66
Gold (thousands of recoverable ounces)
Production	449		595
Sales, excluding purchased metal	478		545
Average realized price per ounce	$1,110		$904
Molybdenum (millions of recoverable pounds)
Production	17		14
Sales, excluding purchased metal	17		10
Average realized price per pound	$15.09		$11.52

a.	Includes impacts of adjustments to provisionally priced concentrate and cathode sales recognized in prior periods (see discussion on page 9).

b.	After noncontrolling interests and preferred dividends.

c.	Includes losses on early extinguishment of debt totaling $23 million to net income attributable to common stock or $0.05 per share in first-quarter 2010.

d.
Includes charges totaling $31 million to net income attributable to common stock or $0.08 per share associated with adjustments to environmental obligations, $22 million to net income attributable to common stock or $0.05 per share for restructuring and other costs associated with FCX’s revised operating plans and $19 million to net income attributable to common stock or $0.05 per share for lower of cost or market molybdenum inventory adjustments, partly offset by a reduction related to 2008 incentive compensation costs totaling $29 million to net income attributable to common stock or $0.07 per share.

e.	For first-quarter 2010, the diluted shares reflect the assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock. See footnote e on page III.

f.	Includes working capital sources (uses) of $280 million in first-quarter 2010 and $(895) million in first-quarter 2009.

g.
Reflects per pound weighted-average site production and delivery unit costs and unit net cash costs, net of by-product credits and excluding Tenke Fungurume, where ramp-up activities in the cobalt circuit are still under way.  For reconciliations of unit costs per pound by operating division to production and delivery costs reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s web site, “www.fcx.com.”

OPERATIONS

Consolidated.  First-quarter 2010 consolidated copper sales of 960 million pounds were higher than the January 2010 estimate of 890 million pounds but below the first-quarter 2009 copper sales of 1.0 billion pounds.  The favorable variance to the January 2010 estimate primarily reflects the timing of sales from North America copper mines.  The variance to the 2009 period primarily reflects anticipated lower copper ore grades at Grasberg resulting from planned mine sequencing; and lower sales from the South America mines in the first quarter of 2010, as anticipated.  These lower sales were partially offset by sales from the Tenke Fungurume mine in Africa.

First-quarter 2010 consolidated gold sales of 478 thousand ounces were lower than the January 2010 estimate of 490 thousand ounces and the first-quarter 2009 gold sales of 545 thousand ounces, reflecting lower gold ore grades at Grasberg resulting from planned mine sequencing.

Consolidated molybdenum sales of 17 million pounds in the first quarter of 2010 were higher than first-quarter 2009 sales of 10 million pounds and the January 2010 estimate of 15 million pounds because of improved demand in the metallurgical and chemicals sectors.

Consolidated unit site production and delivery costs, excluding Tenke Fungurume, averaged $1.35 per pound of copper in the first quarter of 2010, compared with first-quarter 2009 unit costs of $1.07 per pound.  The higher unit costs, primarily reflecting anticipated lower copper volumes at Grasberg and South America, were partly offset by higher by-product credits primarily because of higher gold and molybdenum prices.  First-quarter 2010 unit net cash costs, after by-product credits and excluding Tenke Fungurume, averaged $0.81 per pound, compared with $0.66 per pound in the year-ago period.

Assuming average prices of $3.50 per pound for copper, $1,100 per ounce for gold and $15 per pound for molybdenum for the remainder of 2010; current sales estimates and current estimates for costs; consolidated unit net cash costs, excluding Tenke Fungurume, are expected to average approximately $0.88 per pound for the year 2010.  Quarterly unit net cash costs will vary with fluctuations in sales volumes.  Unit net cash costs for 2010 would change by approximately $0.015 per pound for each $50 per ounce change in the average price of gold for the remainder of 2010 and by approximately $0.01 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2010.  Projected consolidated average unit net cash costs for 2010 reflect projected lower 2010 copper and gold sales volumes from Grasberg and increased commodity-based input costs and foreign currency exchange rates.  FCX will incorporate Tenke Fungurume in its consolidated unit net cash costs disclosures upon completion of ramp-up activities in the cobalt circuit.

North America Copper Mines.  FCX operates six open-pit copper mines in North America (Morenci, Sierrita, Bagdad, Safford and Miami in Arizona and Tyrone in New Mexico).  By-product molybdenum is produced primarily at Sierrita and Bagdad.  All of the North America mining operations are wholly owned, except for Morenci.  FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method.

	First Quarter
North America Copper Mining Operations	2010	2009

Copper (millions of recoverable pounds)
Production	264	289
Sales, excluding purchased metal	291	301
Average realized price per pound	$3.32	$1.59

Molybdenum (millions of recoverable pounds)a
Production	6	6

Unit net cash costs per pound of copper:
Site production and delivery, after adjustments	$1.31	$1.32
By-product credits, primarily molybdenum	(0.26)	(0.18)
Treatment charges	0.08	0.08
Unit net cash costsb	$1.13	$1.22

a.	Represents by-product production. Sales of by-product molybdenum are reflected in the molybdenum division discussion on page 8.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s web site, “www.fcx.com.”

First-quarter 2010 consolidated copper sales in North America of 291 million pounds were lower than first-quarter 2009 sales of 301 million pounds.  FCX operated at reduced mining rates at certain of its North America copper mines since the fourth quarter of 2008.  The mining rate at Morenci is being increased (see “Operating and Development Activities” below).

For the year 2010, FCX expects sales from North America copper mines to approximate 1.0 billion pounds of copper, compared with 1.2 billion pounds of copper for 2009.  By-product molybdenum production is expected to approximate 30 million pounds in 2010, compared with 25 million pounds in 2009.

North America unit site production and delivery costs in the first quarter of 2010 approximated the first-quarter 2009 unit site production and delivery costs.  First-quarter 2010 unit net cash costs were lower than the first quarter of 2009 because of higher molybdenum by-product credits.

Based on current operating plans and assuming achievement of current sales estimates, an average molybdenum price of $15 per pound for the remainder of 2010 and current estimates for costs, FCX estimates that average unit net cash costs, including molybdenum credits, for its North America copper mines would approximate $1.24 per pound of copper for the year 2010.  Unit net cash costs for 2010 would change by approximately $0.03 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2010.

Operating and Development Activities.  In late 2008, FCX revised its operating plans at certain North America copper mines to reduce costs in response to weak market conditions.  These plans, designed to achieve optimal cash flows at low copper prices, resulted in a reduction in production volumes and lower unit costs.  Operating rates at Morenci, Safford and Tyrone were reduced by approximately 50 percent; mining activities at the Chino mine were suspended and the restart of the Miami mine was deferred.

In the fourth quarter of 2009, FCX initiated plans to restart copper production at the Miami mine in Arizona to improve efficiencies of ongoing reclamation projects associated with historical mining operations at the site.  During the approximate five-year mine life, FCX expects to ramp up production at Miami to approximately 100 million pounds of copper per year by the second half of 2011.  FCX is investing $40 million in this project, which is benefiting from the use of existing mining equipment.

At Morenci, FCX is initiating plans for a staged ramp up from the current mining rate of 450,000 metric tons of ore per day (500,000 short tons) to 635,000 metric tons per day (700,000 short tons).

FCX restarted the Morenci mill in March 2010 to process available sulfide material currently being mined.  Mill throughput is initially expected to approximate 30,000 metric tons of ore per day and to increase to approximately 50,000 metric tons per day by 2011.  The increased mining and milling activities are expected to expose additional ore and enable copper production to increase by approximately 125 million pounds annually beginning in 2011.  Further increases to Morenci’s mining rate are being evaluated.  Operating plans at the other North America sites are being assessed and adjustments will be made based on market conditions.

South America Mining.  FCX operates four copper mines in South America – Cerro Verde in Peru and Candelaria, Ojos del Salado and El Abra in Chile.  FCX owns a 53.56 percent interest in Cerro Verde, an open-pit mine currently producing both electrowon copper cathodes and copper concentrates.  FCX owns 80 percent of the Candelaria and Ojos del Salado mining complexes, which include the Candelaria open-pit and underground mines and the Ojos del Salado underground mines.  These mines use common processing facilities to produce copper concentrates.  FCX owns a 51 percent interest in El Abra, an open-pit mine producing electrowon copper cathodes.  All operations in South America are consolidated in FCX’s financial statements.

	First Quarter
South America Mining Operations	2010	2009

Copper (millions of recoverable pounds)
Production	322	348
Sales	307	350
Average realized price per pound	$3.46	$1.76

Gold (thousands of recoverable ounces)
Production	19	23
Sales	19	23
Average realized price per ounce	$1,113	$902

Molybdenum (millions of recoverable pounds)a
Production	2	1

Unit net cash costs per pound of copper:
Site production and delivery, after adjustments	$1.20	$1.00
Molybdenum and gold credits	(0.17)	(0.11)
Treatment charges	0.15	0.14
Unit net cash costsb	$1.18	$1.03

a.	Represents by-product production. Sales of by-product molybdenum are reflected in the molybdenum division discussion on page 8.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s web site, “www.fcx.com.”

Consolidated copper sales in South America totaled 307 million pounds in the first quarter of 2010, 12 percent lower than first-quarter 2009 sales, primarily reflecting lower ore grades at Candelaria and timing of shipments at Cerro Verde and El Abra.

For the year 2010, FCX expects South America sales of 1.3 billion pounds of copper and 100 thousand ounces of gold, compared with 1.4 billion pounds of copper and 90 thousand ounces of gold for 2009.  Projected sales volumes for 2010 are lower than 2009 primarily because of the impact of anticipated lower ore grades at El Abra.

South America unit site production and delivery costs were higher in the first quarter of 2010, compared with the first quarter of 2009 primarily because of lower sales volumes and the impact of increased profit sharing with employees and governments at Cerro Verde because of higher copper prices.

Assuming achievement of current sales estimates and current estimates for costs, FCX estimates that average unit net cash costs, including molybdenum and gold credits, for its South America mining operations would approximate $1.20 per pound of copper for the year 2010.

Operating and Development Activities.  FCX has resumed construction activities associated with the development of a large sulfide deposit at El Abra to extend its mine life by over 10 years.  Production from the sulfide ore, which will ramp up to approximately 300 million pounds of copper per year, is expected to begin in 2012 and will replace the currently depleting oxide copper production.  The capital investment for this project is expected to total $725 million through 2015, including $535 million for the initial phase of the project expected to be completed in 2012.  In addition, FCX has initiated studies for a potential milling operation to process additional sulfide material and to achieve higher recoveries.

FCX is engaged in a project to optimize throughput at the existing Cerro Verde concentrator.  The project, which is expected to be completed by the end of 2010, is expected to increase mill throughput from 108,000 metric tons of ore per day to 120,000 metric tons per day, resulting in incremental annual production of approximately 30 million pounds of copper.  The capital investment for this project is expected to total approximately $50 million.

In addition, FCX is evaluating a large scale concentrator expansion at Cerro Verde.  Reserve additions in recent years have provided opportunities to potentially more than double the existing facility’s capacity.  A feasibility study is expected to be completed in the first half of 2011.

Indonesia Mining.  Through its 90.64 percent owned and wholly consolidated subsidiary PT Freeport Indonesia (PT-FI), FCX operates the world’s largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia.

	First Quarter
Indonesia Mining Operations	2010	2009

Copper (millions of recoverable pounds)
Production	279	404
Sales	296	369
Average realized price per pound	$3.51	$1.80

Gold (thousands of recoverable ounces)
Production	429	570
Sales	458	521
Average realized price per ounce	$1,110	$904

Unit net cash costs (credits) per pound of
copper:
Site production and delivery, after adjustments	$1.54	$0.92
Gold and silver credits	(1.79)	(1.34)
Treatment charges	0.23	0.20
Royalties	0.12	0.07
Unit net cash costs (credits)a	$0.10	$(0.15)

a.
For a reconciliation of unit net cash costs (credits) per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s web site, “www.fcx.com.”

Indonesia reported lower copper and gold sales in the first quarter of 2010, compared to the first quarter of 2009 as a result of mining in an anticipated lower ore-grade section of the Grasberg open pit.  At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, resulting in fluctuations in quarterly and annual sales of copper and gold.

FCX expects Indonesia sales of 1.2 billion pounds of copper and 1.7 million ounces of gold for the year 2010, compared with 1.4 billion pounds of copper and 2.5 million ounces of gold for 2009.  Anticipated changes in ore grades throughout the year are expected to result in significant variability in quarterly volumes.  Mine sequencing at Grasberg is expected to result in higher copper and gold grades by the fourth quarter of 2010.  Approximately 60 percent of PT-FI’s copper and gold production is expected in the second half of 2010.

First-quarter 2010 unit site production and delivery costs of $1.54 per pound of copper were higher, compared to $0.92 per pound for the first quarter of 2009, primarily because of lower copper volumes for the first quarter of 2010.  Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure.  PT-FI’s unit net cash costs (credits), including gold and silver credits, averaged $0.10 per pound of copper for the first quarter of 2010, compared with a net credit of $0.15 per pound for the first quarter of 2009.

Assuming achievement of current 2010 sales estimates, average gold prices of $1,100 per ounce for the remainder of 2010 and current estimates for costs, FCX expects PT-FI’s average unit net cash costs, including gold and silver credits, to approximate $0.25 per pound for the year 2010.  Unit net cash costs for 2010 would change by approximately $0.05 per pound for each $50 per ounce change in the average price of gold for the remainder of 2010.  Quarterly unit net cash costs will vary significantly with variations in quarterly metal sales volumes.

Africa Mining.  FCX holds an effective 57.75 percent interest in the Tenke Fungurume copper and cobalt mining concessions in the Katanga province of the Democratic Republic of Congo (DRC) and is the operator of the project.  Construction activities on the $2.0 billion initial project were completed in 2009.  Production of copper cathode commenced in March 2009 and achieved targeted rates in September 2009.  The cobalt plant and sulphuric acid plant were commissioned in the third quarter of 2009.  Tenke Fungurume continues to address start-up and quality issues in the cobalt circuit and expects to reach sustained target levels during 2010.  Based on the 10-year average of current design operations, Tenke Fungurume expects to produce 250 million pounds of copper and 18 million pounds of cobalt per year.  Higher grades of cobalt in the initial years are expected to result in higher than average annual cobalt production volumes.

First Quarter
Africa Mining Operations	2010

Copper (millions of recoverable pounds)
Production	64
Sales	66
Average realized price per pound	$3.26

FCX expects Tenke Fungurume sales of approximately 250 million pounds of copper and over 20 million pounds of cobalt for the year 2010, compared with 130 million pounds of copper and 3 million pounds of cobalt for 2009.

The high grades of copper and cobalt in the ore at Tenke Fungurume are expected to result in an attractive cost structure once the full operation reaches design capacity.  Upon reaching design capacity in the copper and cobalt circuits and assuming average cobalt prices of $10 per pound, average unit net cash costs are targeted to be $0.50 per pound of copper.  Each $2 per pound change in the average price of cobalt would impact unit net cash costs by approximately $0.12 per pound of copper.  Costs in the initial operations have been higher as start-up issues are being addressed.  FCX will incorporate Tenke Fungurume in its unit net cash cost disclosures upon completion of ramp-up activities in the cobalt circuit, expected during 2010.

Operating and Development Activities.  FCX continues to engage in drilling activities, exploration analyses and metallurgical testing to evaluate the potential of the highly prospective district at Tenke Fungurume and expects its ore reserves to increase significantly over time.  These analyses are being incorporated in future plans to evaluate opportunities for expansion.  FCX commenced a feasibility study in the fourth quarter of 2009 to evaluate a second phase of the project, which would include optimizing the current plant and increasing capacity significantly; a range of expansion options are being considered.  The feasibility study is expected to be completed by mid-year 2010.

FCX is continuing to work cooperatively with the DRC government to resolve the ongoing contract review.  FCX believes its contract is fair and equitable, complies with Congolese law and is enforceable without modification.

Molybdenum.  FCX is the world’s largest producer of molybdenum.  FCX conducts molybdenum mining operations at its wholly owned Henderson underground mine in Colorado and sells by-product molybdenum primarily from its North America copper mines.

	First Quarter
Molybdenum Mining Operations	2010	2009

Molybdenum (millions of recoverable pounds)
Productiona	9	7
Sales, excluding purchased metalb	17	10
Average realized price per pound	$15.09	$11.52

Unit net cash costs per pound of molybdenumc	$5.56	$6.69	d

a.	Amounts reflect production at the Henderson molybdenum mine.

b.	Includes sales of molybdenum produced as a by-product at the North and South America copper mines.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s web site, “www.fcx.com.”

d.	Includes freight and downstream conversion costs totaling $1.09 per pound that were not included in unit net cash costs in prior years.

In the first quarter of 2010, consolidated molybdenum sales from the Henderson mine and by-product mines totaled 17 million pounds, 70 percent higher than first-quarter 2009 sales.  Molybdenum markets were significantly affected beginning in the fourth quarter of 2008 by the downturn in global economic conditions, requiring FCX to operate its Henderson mine at reduced rates.  Market conditions improved during 2009 and 2010, and Henderson is currently operating at 90 percent capacity, compared with 60 percent capacity during most of 2009.

For the year 2010, FCX expects molybdenum sales from its mines to approximate 62 million pounds, compared with 58 million pounds in 2009.  The weekly average Metals Week Molybdenum Dealer Oxide price as of April 20, 2010, was $17.50 per pound.

Unit net cash costs at the Henderson primary molybdenum mine were lower in the first quarter of 2010, compared with the first quarter of 2009 primarily because of higher volumes.  Assuming achievement of current 2010 sales estimates, FCX expects average unit net cash costs for its Henderson mine to approximate $6.25 per pound of molybdenum for the year 2010.

Operating and Development Activities.  In September 2009, FCX restarted the molybdenum circuit at the Cerro Verde mine, which produced two million pounds of molybdenum in 2009 and two million pounds in the first quarter of 2010.

FCX is monitoring market conditions to determine the timing for restarting construction of the Climax molybdenum project, which was suspended in the fourth quarter of 2008.  FCX believes that this project is one of the most attractive primary molybdenum development projects in the world, with large scale production capacity, attractive cash costs and future growth options.  The Climax mine would have initial annual design capacity of 30 million pounds with significant expansion options.  FCX has continued to advance the project to prepare for resumption of construction activities as market conditions improve.  Once a decision is made to resume construction activities, the project could be completed within 18 months.  The estimated remaining costs for the project approximate $500 million, including approximately $75 million in costs for water management, treatment and tailings facilities, most of which would be incurred after initial start-up.

EXPLORATION ACTIVITIES

FCX is conducting exploration activities near its existing mines with a focus on opportunities to expand reserves that will support additional future production capacity in the large mineral districts where it currently operates.  Significantly expanded drilling activities in recent years were successful in providing meaningful reserve additions and in identifying potential additional ore adjacent to existing ore bodies.  Results indicate opportunities for significant future potential reserve additions at Morenci, Sierrita and Bagdad in North America; Cerro Verde and El Abra in South America and in the Tenke Fungurume district.

Exploration spending in 2010 is estimated to approximate $100 million, compared with $72 million in 2009.  Exploration activities will continue to focus principally on the potential in FCX’s existing mineral districts.

PROVISIONAL PRICING AND OTHER

For the first quarter of 2010, approximately 47 percent of FCX’s mined copper was sold in concentrate, 27 percent as cathode and 26 percent as rod (from North America operations).  Under the long-established structure of sales agreements prevalent in the industry, substantially all of FCX’s concentrate and cathode sales are provisionally priced at the time of shipment.  The provisional prices are finalized in a contractually specified future period (generally one to four months from the shipment date) primarily based on quoted London Metal Exchange (LME) prices.  Because a significant portion of FCX’s concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period.

At December 31, 2009, 378 million pounds of copper sales at FCX’s copper mining operations (net of intercompany sales and noncontrolling interests) were provisionally priced at an average of $3.34 per pound.  Unfavorable adjustments to the December 31, 2009, provisionally priced copper sales decreased first-quarter 2010 consolidated revenues by $4 million ($2 million to net income attributable to common stock or less than $0.01 per share), and favorable adjustments to the December 31, 2008, provisionally priced copper sales increased first-quarter 2009 consolidated revenues by $128 million ($60 million to net income attributable to common stock or $0.15 per share).

LME copper prices averaged $3.29 per pound during the first quarter of 2010, compared with FCX’s recorded average price of $3.42 per pound.  At March 31, 2010, FCX had copper sales of 372 million pounds of copper at its copper mining operations (net of intercompany sales and noncontrolling interests) priced at an average of $3.53 per pound, subject to final pricing over the next several months.  Each $0.05 change in the price from the March 31, 2010, price for provisionally priced sales would have an approximate $12 million effect on FCX’s 2010 net income attributable to common stock.  The LME closing settlement price for copper on April 20, 2010, was $3.53 per pound.

FCX defers recognizing profits on PT-FI’s and its South America sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, until final sales to third parties occur.  Changes in these net deferrals resulted in a reduction to FCX’s net income attributable to common stock totaling $20 million, $0.04 per share, in the first quarter of 2010 and a reduction to FCX’s net income attributable to common stock totaling $62 million, $0.15 per share, for the first quarter of 2009.  At March 31, 2010, FCX’s net deferred profits on PT-FI and South America concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income attributable to common stock totaled $157 million.  Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX’s net deferred profits and quarterly earnings.

CASH FLOWS, CASH, DEBT and EQUITY

Operating cash flows totaled $1.8 billion for the first quarter of 2010, including $280 million from working capital sources.  Capital expenditures totaled $231 million for the first quarter of 2010.

At March 31, 2010, FCX had consolidated cash of $3.8 billion.  Net of noncontrolling interests’ share, taxes and other costs, cash available to parent company totaled $3.0 billion as shown below (in billions):

	March 31,
	2010
Cash at domestic companies	$2.1	a
Cash at international operations	1.7
Total consolidated cash	3.8
Less: Noncontrolling interests’ share	(0.6)
Cash, net of noncontrolling interests’ share	3.2
Withholding taxes and other	(0.2)
Net cash available to parent company	$3.0

a.	Includes cash at FCX’s parent and North America mining operations.

At March 31, 2010, FCX had $6.1 billion in debt.  After giving effect to the April 1, 2010, early redemption of FCX’s Senior Floating Rate Notes due 2015, total debt approximated $5.1 billion and consolidated cash approximated $2.7 billion.  FCX had no borrowings and $40 million of letters of credit issued under its revolving credit facilities, resulting in total availability of approximately $1.5 billion at March 31, 2010.

During the first quarter of 2010, FCX reduced debt by $281 million, including repaying $269 million of its senior debt through open-market purchases at a cost of $293 million.  Since the beginning of 2009 through April 20, 2010, FCX has repaid approximately $2.3 billion in debt (approximately 31 percent of outstanding debt on January 1, 2009), resulting in estimated annual interest savings of $155 million.  FCX expects to record an approximate $23 million charge to net income in the second quarter of 2010 primarily in connection with the April 1, 2010, redemption.

FCX’s debt maturities through 2012 are indicated in the table below (in millions).

2010	$9
2011	97
2012	4
Total 2010 – 2012	$110

At March 31, 2010, FCX had 431 million common shares outstanding.  In the first quarter of 2010, holders of FCX’s 6¾% Mandatory Convertible Preferred Stock converted 0.5 million shares of preferred stock into 0.6 million shares of FCX common stock.  FCX’s 6¾% Mandatory Convertible Preferred Stock automatically converts on May 1, 2010, and assuming the minimum conversion rate of 1.3716 shares of FCX common stock for each share of the preferred stock, FCX would have approximately 470 million common shares outstanding after conversion.

OUTLOOK

Projected sales volumes for 2010 approximate 3.8 billion pounds of copper, 1.8 million ounces of gold and 62 million pounds of molybdenum, including 830 million pounds of copper, 270 thousand ounces of gold and 15 million pounds of molybdenum in the second quarter of 2010.  Mining sequencing at Grasberg will result in significant fluctuations in quarterly sales of copper and gold during 2010.  As a result, projected sales volumes in the second half of 2010 are expected to be higher than the first half.

Using estimated sales volumes for 2010 and assuming average prices of $3.50 per pound of copper, $1,100 per ounce of gold and $15 per pound of molybdenum for the remainder of 2010, FCX’s consolidated operating cash flows, net of an estimated $0.3 billion of working capital requirements, are estimated to exceed $6 billion in 2010.  The impact of price changes on FCX’s operating cash flows in 2010 would approximate $200 million for each $0.10 per pound change for copper, $40 million for each $50 per ounce change for gold and $23 million for each $1 per pound change for molybdenum.

FCX’s capital expenditures are currently estimated to approximate $1.7 billion for 2010.  Capital expenditures for major projects in 2010 are expected to approximate $0.8 billion, which primarily includes underground development activities at Grasberg, the sulfide ore project at El Abra and investments in a new sulphur burner facility at Safford.  Capital spending plans will continue to be reviewed and adjusted in response to changes in market conditions and other factors.

FINANCIAL POLICY

FCX has a long-standing tradition of seeking to build shareholder value through pursuing development projects with high rates of return and returning cash to shareholders through common stock dividends and share purchases.

FCX’s Board of Directors authorized an increase in the cash dividend on common stock from an annual rate of $0.60 per share to $1.20 per share ($0.30 per share quarterly).  The first quarterly dividend of $0.30 per share is expected to be paid on August 1, 2010.

FCX is committed to maintaining a strong balance sheet.  The Board will continue to review FCX’s financial policy on an ongoing basis.

                                           -----------------------------------------------------------------------

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the Tenke Fungurume minerals district in the DRC.  Additional information about FCX is available on FCX’s web site at “www.fcx.com.”

Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates, projected sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, the impact of copper, gold, molybdenum and cobalt price changes, potential prepayments of debt, future dividend payments and potential share purchases.  The declaration and payment of dividends is at the discretion of FCX’s Board of Directors and will depend on FCX’s financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update the forward-looking statements in this press release and does not intend to update the forward-looking statements more frequently than quarterly.  Additionally, important factors that might cause future results to differ from results anticipated by forward-looking statements include mine sequencing, production rates, industry risks, commodity prices, political risks, the potential effects of violence in Indonesia, potential outcomes of the contract review process in the Democratic Republic of Congo, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission (SEC).

This press release also contains certain financial measures such as unit net cash costs per pound of copper and per pound of molybdenum.  As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s web site, “www.fcx.com.”

A copy of this release is available on FCX’s web site, “www.fcx.com.”  A conference call with securities analysts about first-quarter 2010 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.fcx.com.”  A replay of the webcast will be available through Friday, May 21, 2010.
# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA

	Three Months Ended March 31,
	Production				Sales
COPPER (millions of recoverable pounds)	2010		2009		2010		2009
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	98	a	113	a	107	a	124	a
Bagdad (100%)	52		55		57		53
Safford (100%)	47		47		51		41
Sierrita (100%)	35		41		40		42
Tyrone (100%)	20		21		22		20
Chino (100%)	8		8		9		17
Miami (100%)	3		4		4		4
Other (100%)	1		-		1		-
Total North America	264		289		291		301

South America
Cerro Verde (53.56%)	165		167		156		167
Candelaria/Ojos del Salado (80%)	72		96		74		96
El Abra (51%)	85		85		77		87
Total South America	322		348		307		350

Indonesia
Grasberg (90.64%)	279	b	404	b	296	b	369	b

Africa
Tenke Fungurume (57.75%)	64		-		66		-

Consolidated	929		1,041		960		1,020

Less noncontrolling interests	186		176		181		174
Net	743		865		779		846

Consolidated sales from mines					960		1,020
Purchased copper					21		40
Total consolidated sales					981		1,060

Average realized price per pound					$3.42		$1.72

GOLD (thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	1		2		1		1
South America (80%)	19		23		19		23
Indonesia (90.64%)	429	b	570	b	458	b	521	b
Consolidated	449		595		478		545

Less noncontrolling interests	44		58		47		53
Net	405		537		431		492

Total consolidated sales					478		545

Average realized price per ounce					$1,110		$904

MOLYBDENUM (millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	9		7		N/A		N/A
By-product – North America (100%)	6	a	6	a	N/A		N/A
By-product – Cerro Verde (53.56%)	2		1		N/A		N/A
Consolidated	17		14		17		10

Less noncontrolling interests	1		1		1		1
Net	16		13		16		9

Consolidated sales from mines					17		10
Purchased molybdenum					1		1
Total consolidated sales					18		11

Average realized price per pound					$15.09		$11.52

a. Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
b. Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Three Months Ended
	March 31,
	2010	2009
100% North America Copper Mining Operating Data
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	601,900	669,200
Average copper ore grade (percent)	0.24	0.30
Copper production (millions of recoverable pounds)	202	222

Mill Operations
Ore milled (metric tons per day)	162,900	180,800
Average ore grades (percent):
Copper	0.30	0.35
Molybdenum	0.02	0.02
Copper recovery rate (percent)	85.7	85.2
Production (millions of recoverable pounds):
Copper	80	88
Molybdenum (by-product)	6	6

100% South America Mining Operating Data
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	255,800	250,500
Average copper ore grade (percent)	0.44	0.45
Copper production (millions of recoverable pounds)	133	137

Mill Operations
Ore milled (metric tons per day)	180,100	182,400
Average ore grades (percent):
Copper	0.62	0.68
Molybdenum	0.02	0.02
Copper recovery rate (percent)	89.2	88.9
Production (millions of recoverable pounds):
Copper	189	211
Molybdenum	2	1

100% Indonesia Mining Operating Data
Ore milled (metric tons per day)	234,000	237,400
Average ore grades:
Copper (percent)	0.78	1.12
Gold (grams per metric ton)	0.87	1.13
Recovery rates (percent):
Copper	88.2	90.7
Gold	79.0	81.9
Production (recoverable):
Copper (millions of pounds)	308	456
Gold (thousands of ounces)	466	619

100% Africa Mining Operating Data
Ore milled (metric tons per day)	9,700	-	a
Average copper ore grade (percent)	3.70	-	a
Copper recovery rate (percent)	91.7	-	a
Copper production (millions of recoverable pounds)	64	-	a

100% North America Primary Molybdenum Mine Operating Data
Henderson Molybdenum Mine Operations
Ore milled (metric tons per day)	23,200	15,200
Average molybdenum ore grade (percent)	0.23	0.25
Molybdenum production (millions of recoverable pounds)	9	7

a.	Initial production began in late March 2009. Amounts were negligible.

II

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,
	2010		2009
	(In Millions, Except
	Per Share Amounts)
Revenues	$4,363	a	$2,602	a
Cost of sales:
Production and delivery	1,918		1,562
Depreciation, depletion and amortization	271		232
Lower of cost or market inventory adjustments	-		19	b
Total cost of sales	2,189		1,813
Selling, general and administrative expenses	95	c	62	c
Exploration and research expenses	31		30
Restructuring and other charges	-		25	d
Total costs and expenses	2,315		1,930
Operating income	2,048		672
Interest expense, net	(145	)e	(131	)e
Losses on early extinguishment of debt	(27)		-
Other income (expense), net	12		(14)
Income before income taxes and equity in affiliated companies’ net earnings	1,888		527
Provision for income taxes	(678)		(331)
Equity in affiliated companies’ net earnings	5		11
Net income	1,215		207
Net income attributable to noncontrolling interests	(270)		(104)
Preferred dividends	(48)		(60)
Net income attributable to FCX common stockholders	$897		$43

Net income per share attributable to FCX common stockholders:
Basic	$2.08		$0.11
Diluted	$2.00	f	$0.11

Weighted-average common shares outstanding:
Basic	431		400
Diluted	473	f	401

Dividends declared per share of common stock	$0.15		$-

a.	Includes (negative) positive adjustments to provisionally priced copper sales recognized in the prior year totaling $(4) million in first-quarter 2010 and $128 million in first-quarter 2009.
b.	Relates to molybdenum inventories.
c.
Includes adjustments to compensation expense attributable to prior-year financial results, which reduced general and administrative expenses by $9 million in first-quarter 2010 and $33 million in first-quarter 2009.

d.	Relates to contract cancellation costs and staff reductions primarily at the Morenci mine, partially offset by gains related to pension and postretirement special benefits and curtailments.
e.
Consolidated interest expense (before capitalization) totaled $151 million in first-quarter 2010 and $176 million in first-quarter 2009. Capitalized interest totaled $6 million in first-quarter 2010 and $45 million in first-quarter 2009. Lower capitalized interest in the 2010 period primarily reflects the completion of development activities for the initial project at FCX’s Tenke Fungurume mine.

f.
Reflects assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, resulting in the exclusion of preferred dividends totaling $48 million and the inclusion of 39 million common shares in first-quarter 2010.  Weighted-average common shares outstanding also include 17.9 million shares resulting from FCX’s redemption of its 5½% Convertible Perpetual Preferred Stock in September 2009 and 26.8 million shares of common stock sold in February 2009.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,		December 31,
	2010		2009
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$3,752		$2,656
Trade accounts receivable	1,498		1,517
Other accounts receivable	235		286
Inventories:
Product	1,171		1,110
Materials and supplies, net	1,068		1,093
Mill and leach stockpiles	732		667
Other current assets	110		104
Total current assets	8,566		7,433
Property, plant, equipment and development costs, net	16,175		16,195
Long-term mill and leach stockpiles	1,320		1,321
Intangible assets, net	336		347
Other assets	716		700
Total assets	$27,113		$25,996

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,133		$2,038
Current portion of long-term debt and short-term borrowings	1,017	a	16
Accrued income taxes	815		474
Current portion of reclamation and environmental obligations	169		214
Dividends payable	98		99
Rio Tinto share of joint venture cash flows	75		161
Total current liabilities	4,307		3,002
Long-term debt, less current portion	5,048	b	6,330
Deferred income taxes	2,513		2,503
Reclamation and environmental obligations, less current portion	2,015		1,981
Other liabilities	1,397		1,423
Total liabilities	15,280		15,239
Equity:
FCX stockholders’ equity:
6¾% Mandatory Convertible Preferred Stockc	2,829		2,875
Common stock	55		55
Capital in excess of par value	15,783		15,680
Accumulated deficit	(4,973)		(5,805)
Accumulated other comprehensive loss	(270)		(273)
Common stock held in treasury	(3,432)		(3,413)
Total FCX stockholders’ equity	9,992		9,119
Noncontrolling interests	1,841		1,638
Total equity	11,833		10,757
Total liabilities and equity	$27,113		$25,996

a.	On April 1, 2010, FCX redeemed its outstanding $1 billion of Senior Floating Rate Notes due 2015.
b.
During the first quarter of 2010, FCX purchased in the open market $133 million of its 8.25% Senior Notes due 2015 for $145 million (an average purchase price of 108.6 percent) and $136 million of its 8.375% Senior Notes due 2017 for $148 million (an average purchase price of 108.4 percent).  From April 1 through April 20, 2010, FCX purchased in the open market $9 million of its 8.25% Senior Notes due 2015 for $9 million (an average purchase price of 108.8 percent).

c.
FCX's 6¾% Mandatory Convertible Preferred Stock automatically converts on May 1, 2010, into between approximately 39 million and 47 million common shares. The conversion rate depends on the applicable average closing market price of FCX's common stock over the 20-trading-day period beginning on March 31, 2010, and ending on April 28, 2010. If the applicable average closing market price of FCX's common stock is $72.91 or above, then the conversion rate per $100 face amount of the preferred stock will be 1.3716. The conversion rate would be 1.6460 if the applicable average closing market price of FCX's common stock is at or below $60.75. For average FCX common stock prices between $60.75 and $72.91, the conversion rate will be equal to $100 divided by FCX's average closing common stock price during the 20-trading-day period.  FCX’s common stock for the first 14 trading days ending on Tuesday, April 20, averaged $84.55 per share.  The price would have to average below $45.74 per share for the remaining six trading days to result in an average price below the maximum conversion price of $72.91.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2010	2009
	(In Millions)
Cash flow from operating activities:
Net income	$1,215	$207
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Depreciation, depletion and amortization	271	232
Lower of cost or market inventory adjustments	-	19
Stock-based compensation	47	33
Charges for reclamation and environmental obligations, including accretion	39	67
Payments of reclamation and environmental obligations	(68)	(24)
Losses on early extinguishment of debt	27	-
Deferred income taxes	7	73
Amortization of intangible assets/liabilities and other, net	-	30
(Increases) decreases in working capital:
Accounts receivable	33	(455)
Inventories, and mill and leach stockpiles	(113)	(35)
Other current assets	(2)	77
Accounts payable and accrued liabilities	(17)	(731)
Accrued income and other taxes	379	249
Net cash provided by (used in) operating activities	1,818	(258)

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(19)	(72)
South America	(48)	(74)
Indonesia	(98)	(55)
Africa	(39)	(251)
Other	(27)	(67)
Proceeds from the sale of assets and other, net	2	3
Net cash used in investing activities	(229)	(516)

Cash flow from financing activities:
Net proceeds from sale of common stock	-	740
Proceeds from debt	21	101
Repayments of revolving credit facility and other debt	(326)	(225)
Cash dividends and distributions paid:
Common stock	(66)	-
Preferred stock	(49)	(60)
Noncontrolling interests	(75)	-
Contributions from noncontrolling interests	8	-
Net payments for stock-based awards	(10)	(7)
Excess tax benefit from stock-based awards	4	-
Other	-	(3)
Net cash (used in) provided by financing activities	(493)	546

Net increase (decrease) in cash and cash equivalents	1,096	(228)
Cash and cash equivalents at beginning of year	2,656	872
Cash and cash equivalents at end of period	$3,752	$644

V

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper and per pound of molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations.  FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations.  This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP.  This measure is presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper using both a “by-product” method and a “co-product” method.  FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX’s management and Board of Directors to monitor operations.  In the co-product method presentations, costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations, FCX shows adjustments to copper revenues for prior period open sales as separate line items.  Because the copper pricing adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales.  Noncash and other costs consist of items such as stock-based compensation costs, lower of cost or market inventory adjustments, write-offs of equipment or unusual charges.  They are removed from site production and delivery costs in the calculation of unit net cash costs.  Gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum a	Other b	Total

Revenues, excluding adjustments shown below	$965	$965	$77	$12	$1,054

Site production and delivery, before net noncash
and other costs shown below	381	349	41	5	395
By-product creditsa	(75)	-	-	-	-
Treatment charges	22	21	-	1	22
Net cash costs	328	370	41	6	417
Depreciation, depletion and amortization	78	74	4	-	78
Noncash and other costs, net	24	24	-	-	24
Total costs	430	468	45	6	519
Revenue adjustments, primarily for hedging	(1)	(1)	-	-	(1)
Idle facility and other non-inventoriable costs	(18)	(18)	-	-	(18)
Gross profit	$516	$478	$32	$6	$516

Copper sales (millions of recoverable pounds)	291	291
Molybdenum sales (millions of recoverable pounds)c			6

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments shown below	$3.32	$3.32	$13.93

Site production and delivery, before net noncash
and other costs shown below	1.31	1.20	7.40
By-product creditsa	(0.26)	-	-
Treatment charges	0.08	0.08	-
Unit net cash costs	1.13	1.28	7.40
Depreciation, depletion and amortization	0.27	0.25	0.63
Noncash and other costs, net	0.08	0.08	0.05
Total unit costs	1.48	1.61	8.08
Revenue adjustments, primarily for hedging	-	-	-
Idle facility and other non-inventoriable costs	(0.06)	(0.06)	-
Gross profit per pound	$1.78	$1.65	$5.85

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,054	$395	$78
Net noncash and other costs per above	N/A	24	N/A
Treatment charges per above	N/A	22	N/A
Revenue adjustments, primarily for
hedging per above	(1)	N/A	N/A
Eliminations and other	1	23	4
North America copper mines	1,054	464	82
South America mining	1,069	376	61
Indonesia mining	1,459	475	63
Africa mining	249	110	30
Molybdenum	275	185	13
Rod & Refining	1,073	1,067	2
Atlantic Copper Smelting & Refining	633	628	10
Corporate, other & eliminations	(1,449)	(1,387)	10
As reported in FCX’s consolidated financial statements	$4,363	$1,918	$271

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Molybdenum a	Other b	Total

Revenues, excluding adjustments shown below	$480	$480		$59	$6	$545

Site production and delivery, before net noncash
and other costs shown below	396	378		26	2	406
By-product creditsa	(55)	-		-	-	-
Treatment charges	25	25		-	-	25
Net cash costs	366	403		26	2	431
Depreciation, depletion and amortization	71	69		1	1	71
Noncash and other costs, net	46	45		1	-	46
Total costs	483	517		28	3	548
Revenue adjustments, primarily for hedging	69	69		-	-	69
Idle facility and other non-inventoriable costs	(38)	(38)		-	-	(38)
Gross profit (loss)	$28	$(6)		$31	$3	$28

Copper sales (millions of recoverable pounds)	301	301
Molybdenum sales (millions of recoverable pounds)c				6

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments shown below	$1.59	$1.59		$9.71

Site production and delivery, before net noncash
and other costs shown below	1.32	1.26		4.28
By-product creditsa	(0.18)	-		-
Treatment charges	0.08	0.08		-
Unit net cash costs	1.22	1.34		4.28
Depreciation, depletion and amortization	0.24	0.23		0.21
Noncash and other costs, net	0.15	0.15		0.15
Total unit costs	1.61	1.72		4.64
Revenue adjustments, primarily for hedging	0.24	0.24		-
Idle facility and other non-inventoriable costs	(0.13)	(0.13)		-
Gross profit (loss) per pound	$0.09	$(0.02)		$5.07

Reconciliation to Amounts Reported				Depreciation,
		Production		Depletion and
(In Millions)	Revenues	and Delivery		Amortization
Totals presented above	$545	$406		$71
Net noncash and other costs per above	N/A	46		N/A
Treatment charges per above	N/A	25		N/A
Revenue adjustments, primarily for
hedging per above	69	N/A		N/A
Eliminations and other	4	76		4
North America copper mines	618	553		75
South America mining	702	367		65
Indonesia mining	1,122	350		65
Africa mining	-	16		3
Molybdenum	146	138	d	9
Rod & Refining	619	614		2
Atlantic Copper Smelting & Refining	292	293		8
Corporate, other & eliminations	(897)	(750)		5
As reported in FCX’s consolidated financial statements	$2,602	$1,581	d	$232

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.
d. Includes lower of cost or market (LCM) molybdenum inventory adjustments of $19 million.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other a	Total

Revenues, excluding adjustments shown below	$1,061	$1,061	$56	$1,117

Site production and delivery, before net noncash
and other costs shown below	367	348	23	371
By-product credits	(51)	-	-	-
Treatment charges	47	47	-	47
Net cash costs	363	395	23	418
Depreciation, depletion and amortization	60	58	3	61
Noncash and other costs, net	2	2	-	2
Total costs	425	455	26	481
Revenue adjustments, primarily for pricing
on prior period open sales	(2)	(2)	-	(2)
Other non-inventoriable costs	(8)	(7)	(1)	(8)
Gross profit	$626	$597	$29	$626

Copper sales (millions of recoverable pounds)	307	307

Gross profit per pound of copper:

Revenues, excluding adjustments shown below	$3.46	$3.46

Site production and delivery, before net noncash
and other costs shown below	1.20	1.14
By-product credits	(0.17)	-
Treatment charges	0.15	0.15
Unit net cash costs	1.18	1.29
Depreciation, depletion and amortization	0.19	0.19
Noncash and other costs, net	0.01	0.01
Total unit costs	1.38	1.49
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)
Other non-inventoriable costs	(0.03)	(0.02)
Gross profit per pound	$2.04	$1.94

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,117	$371	$61
Net noncash and other costs per above	N/A	2	N/A
Less: Treatment charges per above	(47)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	(2)	N/A	N/A
Eliminations and other	1	3	-
South America mining	1,069	376	61
North America copper mines	1,054	464	82
Indonesia mining	1,459	475	63
Africa mining	249	110	30
Molybdenum	275	185	13
Rod & Refining	1,073	1,067	2
Atlantic Copper Smelting & Refining	633	628	10
Corporate, other & eliminations	(1,449)	(1,387)	10
As reported in FCX’s consolidated financial statements	$4,363	$1,918	$271

a. Includes gold, silver and molybdenum product revenues and production costs.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Other a	Total

Revenues, excluding adjustments shown below	$617	$617		$44	$661

Site production and delivery, before net noncash
and other costs shown below	352	323		34	357
By-product credits	(39)	-		-	-
Treatment charges	48	48		-	48
Net cash costs	361	371		34	405
Depreciation, depletion and amortization	65	62		3	65
Noncash and other costs, net	5	5		-	5
Total costs	431	438		37	475
Revenue adjustments, primarily for pricing
on prior period open sales	88	88		-	88
Other non-inventoriable costs	(9)	(8)		(1)	(9)
Gross profit	$265	$259		$6	$265

Copper sales (millions of recoverable pounds)	350	350

Gross profit per pound of copper:

Revenues, excluding adjustments shown below	$1.76	$1.76

Site production and delivery, before net noncash
and other costs shown below	1.00	0.92
By-product credits	(0.11)	-
Treatment charges	0.14	0.14
Unit net cash costs	1.03	1.06
Depreciation, depletion and amortization	0.18	0.17
Noncash and other costs, net	0.02	0.02
Total unit costs	1.23	1.25
Revenue adjustments, primarily for pricing
on prior period open sales	0.25	0.25
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$0.76	$0.74

Reconciliation to Amounts Reported				Depreciation,
		Production		Depletion and
(In Millions)	Revenues	and Delivery		Amortization
Totals presented above	$661	$357		$65
Net noncash and other costs per above	N/A	5		N/A
Less: Treatment charges per above	(48)	N/A		N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	88	N/A		N/A
Eliminations and other	1	5		-
South America mining	702	367		65
North America copper mines	618	553		75
Indonesia mining	1,122	350		65
Africa mining	-	16		3
Molybdenum	146	138	b	9
Rod & Refining	619	614		2
Atlantic Copper Smelting & Refining	292	293		8
Corporate, other & eliminations	(897)	(750)		5
As reported in FCX’s consolidated financial statements	$2,602	$1,581	b	$232

a. Includes gold, silver and molybdenum product revenues and production costs.
b. Includes LCM molybdenum inventory adjustments of $19 million.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments shown below	$1,039	$1,039	$509	$21	$1,569

Site production and delivery, before net noncash
and other costs shown below	456	302	148	6	456
Gold and silver credits	(530)	-	-	-	-
Treatment charges	67	44	21	2	67
Royalty on metals	36	24	12	-	36
Net cash costs	29	370	181	8	559
Depreciation and amortization	63	42	21	-	63
Noncash and other costs, net	19	13	6	-	19
Total costs	111	425	208	8	641
Revenue adjustments, primarily for pricing on
prior period open sales	(7)	(7)	-	-	(7)
PT Smelting intercompany profit	12	8	4	-	12
Gross profit	$933	$615	$305	$13	$933

Sales
Copper (millions of recoverable pounds)	296	296
Gold (thousands of recoverable ounces)			458
Silver (thousands of recoverable ounces)				1,266

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments shown below	$3.51	$3.51	$1,109.64	$17.06

Site production and delivery, before net noncash
and other costs shown below	1.54	1.02	323.21	4.88
Gold and silver credits	(1.79)	-	-	-
Treatment charges	0.23	0.15	47.38	0.72
Royalty on metals	0.12	0.08	25.64	0.39
Unit net cash costs	0.10	1.25	396.23	5.99
Depreciation and amortization	0.21	0.14	44.87	0.68
Noncash and other costs, net	0.06	0.04	13.07	0.20
Total unit costs	0.37	1.43	454.17	6.87
Revenue adjustments, primarily for pricing on
prior period open sales	(0.03)	(0.03)	2.33	(0.25)
PT Smelting intercompany profit	0.04	0.03	8.55	0.13
Gross profit per pound/ounce	$3.15	$2.08	$666.35	$10.07

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,569	$456	$63
Net noncash and other costs per above	N/A	19	N/A
Less: Treatment charges per above	(67)	N/A	N/A
Royalty on metals per above	(36)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(7)	N/A	N/A
Indonesia mining	1,459	475	63
North America copper mines	1,054	464	82
South America mining	1,069	376	61
Africa mining	249	110	30
Molybdenum	275	185	13
Rod & Refining	1,073	1,067	2
Atlantic Copper Smelting & Refining	633	628	10
Corporate, other & eliminations	(1,449)	(1,387)	10
As reported in FCX’s consolidated financial statements	$4,363	$1,918	$271

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Gold	Silver	Total

Revenues, excluding adjustments shown below	$665	$665		$477	$17	$1,159

Site production and delivery, before net noncash
and other costs shown below	339	195		140	4	339
Gold and silver credits	(494)	-		-	-	-
Treatment charges	75	43		31	1	75
Royalty on metals	25	14		10	1	25
Net cash (credits) costs	(55)	252		181	6	439
Depreciation and amortization	65	37		27	1	65
Noncash and other costs, net	11	7		4	-	11
Total costs	21	296		212	7	515
Revenue adjustments, primarily for pricing on
prior period open sales	63	63		-	-	63
PT Smelting intercompany profit	(7)	(4)		(3)	-	(7)
Gross profit	$700	$428		$262	$10	$700

Sales
Copper (millions of recoverable pounds)	369	369
Gold (thousands of recoverable ounces)				521
Silver (thousands of recoverable ounces)					1,314

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments shown below	$1.80	$1.80		$904.18	$12.58

Site production and delivery, before net noncash
and other costs shown below	0.92	0.53		268.28	3.94
Gold and silver credits	(1.34)	-		-	-
Treatment charges	0.20	0.11		59.27	0.87
Royalty on metals	0.07	0.04		19.48	0.29
Unit net cash (credits) costs	(0.15)	0.68		347.03	5.10
Depreciation and amortization	0.18	0.10		51.27	0.75
Noncash and other costs, net	0.03	0.02		8.69	0.13
Total unit costs	0.06	0.80		406.99	5.98
Revenue adjustments, primarily for pricing on
prior period open sales	0.17	0.17		11.85	0.88
PT Smelting intercompany profit	(0.01)	(0.01)		(5.46)	(0.08)
Gross profit (loss) per pound/ounce	$1.90	$1.16		$503.58	$7.40

Reconciliation to Amounts Reported		Production		Depreciation,
		and		Depletion and
(In Millions)	Revenues	Delivery		Amortization
Totals presented above	$1,159	$339		$65
Net noncash and other costs per above	N/A	11		N/A
Less: Treatment charges per above	(75)	N/A		N/A
Royalty on metals per above	(25)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	63	N/A		N/A
Indonesia mining	1,122	350		65
North America copper mines	618	553		75
South America mining	702	367		65
Africa mining	-	16		3
Molybdenum	146	138	a	9
Rod & Refining	619	614		2
Atlantic Copper Smelting & Refining	292	293		8
Corporate, other & eliminations	(897)	(750)		5
As reported in FCX’s consolidated financial statements	$2,602	$1,581	a	$232

a. Includes LCM molybdenum inventory adjustments of $19 million.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Three Months Ended March 31,
(In Millions)	2010	2009a

Revenues, after adjustments	$139	$77

Site production and delivery, before net noncash
and other costs shown below	42	37
Treatment charges and other	10	7
Net cash costs	52	44
Depreciation, depletion and amortization	8	6
Noncash and other costs, net	1	-
Total costs	61	50
Gross profitb	$78	$27

Molybdenum sales (millions of recoverable pounds)	9	7

Gross profit per pound of molybdenum:

Revenues, after adjustments	$14.66	$11.64

Site production and delivery, before net noncash
and other costs shown below	4.48	5.60
Treatment charges and other	1.08	1.09
Unit net cash costs	5.56	6.69
Depreciation, depletion and amortization	0.84	0.93
Noncash and other costs, net	0.04	0.04
Total unit costs	6.44	7.66
Gross profit per pound	$8.22	$3.98

Reconciliation to Amounts Reported
(In Millions)				Depreciation,
		Production		Depletion and
Three Months Ended March 31, 2010	Revenues	and Delivery		Amortization
Totals presented above	$139	$42		$8
Less: Treatment charges and other per above	(10)	N/A		N/A
Net noncash and other costs per above	N/A	1		N/A
Henderson mine	129	43		8
Other molybdenum operations and eliminationsc	146	142		5
Molybdenum	275	185		13
North America copper mines	1,054	464		82
South America mining	1,069	376		61
Indonesia mining	1,459	475		63
Africa mining	249	110		30
Rod & Refining	1,073	1,067		2
Atlantic Copper Smelting & Refining	633	628		10
Corporate, other & eliminations	(1,449)	(1,387)		10
As reported in FCX’s consolidated financial statements	$4,363	$1,918		$271

Three Months Ended March 31, 2009
Totals presented above	$77	$37		$6
Less: Treatment charges and other per above	(7)	N/A		N/A
Net noncash and other costs per above	N/A	-		N/A
Henderson mine	70	37		6
Other molybdenum operations and eliminationsc	76	101	d	3
Molybdenum	146	138		9
North America copper mines	618	553		75
South America mining	702	367		65
Indonesia mining	1,122	350		65
Africa mining	-	16		3
Rod & Refining	619	614		2
Atlantic Copper Smelting & Refining	292	293		8
Corporate, other & eliminations	(897)	(750)		5
As reported in FCX’s consolidated financial statements	$2,602	$1,581	d	$232

a. Revenues and costs were adjusted to include freight and downstream conversion costs in net cash costs. Gross profit was not affected.
b. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing.  On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms.  As a result, the actual gross profit realized will differ from the amounts reported in this table.

c. Primarily includes amounts associated with the molybdenum sales company, which includes sales of molybdenum produced as a by-product at the North and South America copper mines.
d. Includes LCM molybdenum inventory adjustments of $19 million.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
FCX’s first-quarter 2010 income tax provision resulted from taxes on international operations ($597 million) and U.S. operations ($81 million).  The difference between FCX’s consolidated effective income tax rate of 36 percent for the first quarter of 2010 and the U.S. federal statutory rate of 35 percent was primarily attributable to the proportion of income earned in Indonesia, which was taxed at an effective tax rate of 43 percent.

FCX’s first-quarter 2009 income tax provision resulted from taxes on international operations ($330 million) and U.S. operations ($1 million).  During the first quarter of 2009, FCX did not record a benefit for losses generated in the U.S., and those losses could not be used to offset income generated from international operations.  These factors combined with the high proportion of income earned in Indonesia, which was taxed at an effective tax rate of 42 percent, caused FCX’s consolidated effective income tax rate of 63 percent for the first quarter of 2009 to be substantially higher than the U.S. federal statutory rate of 35 percent.

Summaries of the approximate amounts in the calculation of FCX’s consolidated provision for income taxes follow (in millions, except percentages):

	Three Months Ended March 31,
	2010			2009
			Income Tax			Income Tax
	Income	Effective	(Provision)	Income	Effective	(Provision)
	(Loss)a	Tax Rate	Benefit	(Loss)a	Tax Rate	Benefit
U.S.	$329	25%b	$(81)	$(288)	-	$(1)
South America	623	32%	(197)	253	33%	(84)
Indonesia	909	43%	(393)	689	42%	(288)
Africa	85	30%	(25)	(2)	30%	1
Eliminations and other	(58)	N/A	18	(125)	N/A	41
Consolidated FCX	$1,888	36%c	$(678)	$527	63%	$(331)

a.	Represents income (loss) by geographic location before income taxes and equity in affiliated companies’ net earnings.

b.
During the first quarter of 2010, the “Patient Protection and Affordable Care Act” and the “Health Care and Education Reconciliation Act of 2010” (the “Acts”) were enacted.  These Acts reduce the tax benefit available for Medicare Part D subsidies paid to FCX by the U.S. federal government and, as a result, FCX’s first-quarter 2010 U.S. income tax provision includes a cumulative tax charge of $5 million.

c.
FCX’s estimated consolidated effective tax rate for 2010 will vary with commodity price changes and the mix of income from international and U.S. operations.  Assuming average prices of $3.50 per pound for copper, $1,100 per ounce for gold, $15 per pound for molybdenum for the remainder of 2010 and current sales estimates, FCX estimates its annual consolidated effective tax rate will approximate 36 percent.  The 2010 estimated effective tax rate would range from approximately 38 percent assuming $2.50 per pound for copper to approximately 36 percent assuming $4.00 per pound for copper.

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

FCX has organized its operations into five primary divisions – North America copper mines, South America mining, Indonesia mining, Africa mining and Molybdenum operations.  Notwithstanding this structure, FCX internally reports information on a mine-by-mine basis.  Therefore, FCX concluded that its operating segments include individual mines.  Operating segments that meet certain thresholds are reportable segments.  Further discussion of the reportable segments included in FCX’s primary operating divisions, as well as FCX’s other reportable segments – Rod & Refining and Atlantic Copper Smelting & Refining – follows.

North America Copper Mines.  FCX has six operating copper mines in North America – Morenci, Sierrita, Bagdad, Safford, Miami and Tyrone.  The North America copper mines include Morenci as a reportable segment.  Other North America copper mines include FCX’s other southwestern U.S. copper mines, including mines on care-and-maintenance status.  In addition to copper, the Sierrita and Bagdad mines produce molybdenum concentrates as a by-product.

South America.  South America mining includes four operating copper mines – Cerro Verde in Peru, and Candelaria, Ojos del Salado and El Abra in Chile.  South America mining includes Cerro Verde as a reportable segment.  In addition to copper, the Cerro Verde mine produces molybdenum concentrates as a by-product.  Other South America mining includes FCX’s Chilean copper mines.  In addition to copper, the Candelaria and Ojos del Salado mines produce gold and silver as by-products.

Indonesia.  Indonesia mining includes PT Freeport Indonesia’s Grasberg minerals district.  PT Freeport Indonesia produces copper concentrates, which contain significant quantities of gold and silver.

Africa.  Africa mining includes the Tenke Fungurume copper and cobalt mining concession in the Katanga province of the Democratic Republic of Congo.  The Tenke Fungurume mine produces copper cathode and cobalt hydroxide.  Copper cathode production commenced in March 2009 and the first copper cathode was sold in the second quarter of 2009.  The cobalt plant and sulphuric acid plant were commissioned in the third quarter of 2009.

Molybdenum.  The Molybdenum segment includes the Henderson molybdenum mine in Colorado and related conversion facilities.  The Molybdenum segment also includes a sales company that purchases and sells molybdenum from the Henderson mine as well as from FCX’s North and South America copper mines that produce molybdenum as a by-product.

Rod & Refining.  The Rod & Refining segment consists of copper conversion facilities located in North America, including a refinery, three rod mills and a specialty copper products facility.  These operations process copper produced at FCX’s North America mines and purchased copper into copper cathode, rod and custom copper shapes.  At times these operations refine copper and produce copper rod and shapes for customers on a toll basis.

Atlantic Copper Smelting & Refining.  Atlantic Copper, FCX’s wholly owned smelting unit in Spain, smelts and refines copper concentrates and markets refined copper and precious metals in slimes.

Intersegment Sales.  Intersegment sales between FCX’s operations are based on similar arms-length transactions with third parties at the time of the sale.  Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations.  FCX allocates certain operating costs, expenses and capital expenditures to the operating divisions and individual segments.  However, not all costs and expenses applicable to a mine or operation are allocated.  All U.S. federal and state income taxes are recorded and managed at the corporate level, whereas foreign income taxes are recorded and managed at the applicable mine or operation.  In addition, most exploration and research activities are managed at the corporate level, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or segments.  Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(in millions)	North America Copper Mines			South America			Indonesia		Africa
												Atlantic
												Copper	Corporate,
		Other		Cerro	Other					Molyb-	Rod &	Smelting	Other &	FCX
Three Months Ended March 31, 2010	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$9	$15	$24	$458	$497	$955	$1,161	a	$249	$275	$1,066	$633	$-	$4,363
Intersegment	356	674	1,030	83	31	114	298		-	-	7	-	(1,449)	-
Production and delivery	146	318	464	171	205	376	475		110	185	1,067	628	(1,387)	1,918
Depreciation, depletion and amortization	42	40	82	34	27	61	63		30	13	2	10	10	271
Selling, general and administrative expenses	-	-	-	-	-	-	29		-	3	-	6	57	95
Exploration and research expenses	-	-	-	-	-	-	-		-	1	-	-	30	31
Operating income (loss)	177	331	508	336	296	632	892		109	73	4	(11)	(159)	2,048

Interest expense, net	2	3	5	-	-	-	-		2	-	-	2	136	145
Provision for income taxes	-	-	-	105	92	197	393		25	-	-	-	63	678
Total assets at March 31, 2010	1,897	4,194	6,091	4,294	2,803	7,097	4,896		3,431	1,745	347	1,207	2,299	27,113
Capital expenditures	3	16	19	12	36	48	98		39	7	1	9	10	231

Three Months Ended March 31, 2009
Revenues:
Unaffiliated customers	$21	$23	$44	$246	$338	$584	$920	a	$-	$146	$613	$292	$3	$2,602
Intersegment	212	362	574	77	41	118	202		-	-	6	-	(900)	-
Production and delivery	190	363	553	149	218	367	350		16	119	614	293	(750)	1,562
Depreciation, depletion and amortization	36	39	75	35	30	65	65		3	9	2	8	5	232
LCM inventory adjustments	-	-	-	-	-	-	-		-	19	-	-	-	19
Selling, general and administrative expenses	-	-	-	-	-	-	18		-	4	-	2	38	62
Exploration and research expenses	-	-	-	-	-	-	-		-	-	-	-	30	30
Restructuring and other charges	24	(2)	22	-	6	6	-		-	(1)	(2)	-	-	25
Operating income (loss)	(17)	(15)	(32)	139	125	264	689		(19)	(4)	5	(11)	(220)	672

Interest expense, net	1	2	3	-	1	1	1		-	-	-	1	125	131
Provision for (benefit from) income taxes	-	-	-	47	37	84	288		(1)	-	-	-	(40)	331
Total assets at March 31, 2009	2,079	4,072	6,151	4,002	2,401	6,403	4,765		3,013	1,755	268	875	478	23,708
Capital expenditures	29	43	72	37	37	74	55		251	44	3	6	14	519

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $486 million in first-quarter 2010 and $263 million in first-quarter 2009.

XVI